Exhibit 10.1

Genco Shipping & Trading Limited
Employee Restricted Stock Grant Agreement

THIS AGREEMENT, made as of August 7, 2014, between GENCO SHIPPING & TRADING LIMITED (the “Company”) and Apostolos Zafolias (the “Participant”).

WHEREAS, the Prepackaged Plan of Reorganization of the Debtors Under Chapter 11 of the Bankruptcy Code, dated April 16, 2014 (as such plan may be modified, amended or supplemented from time to time, the “Prepack Plan”) pertaining to the Company has become effective;

WHEREAS, pursuant to and in furtherance of the Prepack Plan, the Company has adopted the Genco Shipping & Trading Limited 2014 Management Incentive Plan (the “MIP”), effective as of the “Effective Date” of the Prepack Plan (as defined in the Prepack Plan), in order to grant warrants to purchase shares of common stock of the reorganized Company (“Common Stock”) and to grant restricted shares of Common Stock;

WHEREAS, the MIP provides that the Board of Directors of the Company or its delegatee (collectively, the “Board of Directors”) shall administer the MIP and determine the key persons to whom awards shall be granted and the amount and type of such awards; and

WHEREAS, pursuant to the Prepack Plan, the Board of Directors has determined to grant the Participant an award under the MIP as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.            Grant of Restricted Stock.  Pursuant to, and subject to, the terms and conditions set forth herein (including without limitation Section 17 hereof) and in the MIP, the Board of Directors hereby grants to the Participant 18,991 restricted shares (the “Restricted Stock”) of Common Stock.

2.            Grant Date.  The Grant Date of the Restricted Stock is August 7, 2014.

3.            Incorporation of MIP.  All terms, conditions and restrictions of the MIP are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the MIP and this Agreement, the terms and conditions of the MIP, as interpreted by the Board of Directors, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the MIP.

4.            Vesting.

(a)         Subject to Section 4(b) hereof and the further provisions of this Agreement, a number of whole shares of Restricted Stock equal to 1/3 of the total number of shares granted hereunder shall vest on each of the first three anniversaries of the Grant Date (rounding down to the nearest whole share on each of the first two anniversaries and rounding up on the third anniversary) (each such date, a “Vesting Date”).

(b)         In the event of the occurrence of a Change in Control, as defined in Section 3.8(a) of the MIP, as in effect on the date of such occurrence, the Restricted Stock shall become vested in full on the date of such Change in Control.

5.            Restrictions on Transferability.  Until a share of Restricted Stock vests, the Participant shall not transfer the Participant’s rights to such share of Restricted Stock or to any rights related thereto.  In addition, any transfers shall also be subject to the transfer restrictions set forth in the Company’s Articles of Incorporation.  Any attempt to transfer unvested shares of Restricted Stock or any rights related thereto, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, shall not vest the transferee with any interest or right in or with respect to such shares of Restricted Stock or such related rights.

6.            Termination of Service.

(a)         In the event that the Participant’s Service with the Company terminates before all the shares of Restricted Stock are vested for any reason other than the Participant’s death or disability (as defined in the MIP), all unvested shares of Restricted Stock, together with any property received in respect of such shares, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates, and the Participant promptly shall return to the Company any certificates evidencing such shares, together with any cash dividends or other property received in respect of such shares.  For purposes hereof, “Service” means a continuous time period during which the Participant is at least one of the following:  an employee or a director of the Company.

(b)         In the event that, before all the shares of Restricted Stock are vested, the Participant’s Service with the Company terminates for reason of the Participant’s death or disability (as defined in the MIP), a Pro Rata Portion of the shares of Restricted Stock shall become vested immediately prior to the date such Service terminates in addition to the portion of the shares of Restricted Stock which have already become vested as of such date, and all other shares of Restricted Stock which have not become vested, together with any property received in respect of such shares, as set forth in Section 9 hereof, shall be forfeited as of the date such Service terminates, and the Participant promptly shall return to the Company any certificates evidencing such shares, together with any cash dividends or other property received in respect of such shares.  For purposes hereof, “Pro Rata Portion” shall mean that number of shares of Restricted Stock that would become vested on the next Vesting Date multiplied by a fraction, the denominator of which is 12 and the numerator of which is the number of completed months (measured from the day of the month of the Vesting Date to the same day of the following month) between the immediately preceding Vesting Date (or the Grant Date if there is no preceding Vesting Date) and the date of termination of Service.

7.            Issuance of Shares.

(a)         Reasonably promptly after the Grant Date, the Company shall issue and deliver to the Participant stock certificates, registered in the name of the Participant, evidencing the shares of Restricted

Stock or shall instruct its transfer agent to issue shares of Restricted Stock which shall be maintained in book entry form on the books of the transfer agent.  The Restricted Stock, if certificated, shall bear the following legend:

 “THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, HYPOTHECATION ENCUMBRANCE OR OTHER DISPOSAL OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE GENCO SHIPPING & TRADING LIMITED 2014 MANAGEMENT INCENTIVE PLAN AND A RESTRICTED STOCK GRANT AGREEMENT BETWEEN GENCO SHIPPING & TRADING LIMITED AND THE HOLDER OF RECORD OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.  NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN CONTRAVENTION OF SUCH PLAN AND RESTRICTED STOCK GRANT AGREEMENT SHALL BE VALID OR EFFECTIVE.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF GENCO SHIPPING & TRADING LIMITED.”

If the Restricted Stock is in book entry form, it shall be subject to electronic coding or stop order indicating that such shares of Restricted Stock are restricted by the terms of this Agreement and the MIP.  Such legend, electronic coding or stop order shall not be removed until such shares of Restricted Stock vest.

(b)         Reasonably promptly after any such shares of Restricted Stock vest pursuant to Section 4 hereof, (i) in the case of certificated shares, in exchange for the surrender to the Company of the certificates evidencing the Restricted Stock, delivered to the Participant under Section 7(a) hereof, and the certificates evidencing any other securities received in respect of such shares, if any, the Company shall issue and deliver to the Participant (or the Participant’s legal representative, beneficiary or heir) certificates evidencing such shares of Restricted Stock and such other securities, free of the legend provided in Section 7(a) hereof and (ii) in the case of book entry shares, the Company shall cause to be lifted and removed any electronic coding or stop order established pursuant to Section 7(a) hereof.

(c)         The Company may require as a condition of the delivery of stock certificates or the removal of any electronic coding or stop order, pursuant to Section 7(b) hereof, that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the vesting of the applicable shares.  The Board of Directors, in its sole discretion, may permit the Participant to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the Vesting Date with fractional shares being settled in cash.

(d)         The Participant shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of the grant of Restricted Stock, except to the extent a stock certificate is issued therefor or an appropriate book entry is made on the books of the transfer agent reflecting the issuance thereof pursuant to Section 7(a) hereof, and then only from the date such certificate is issued or such book entry is made.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Participant shall have the rights of a shareholder with respect to the Restricted Stock, including the right to vote the shares, subject to the restrictions on transferability and the forfeiture provisions, as set forth in this Agreement.

8.            Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the MIP or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Board of Directors may require, as a condition of the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding, as the Board of Directors, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

9.            Dividends, etc.  Any cash dividends or other property (but not including securities) received by a Participant with respect to a share of Restricted Stock shall be returned to the Company in the event such share of Restricted Stock is forfeited, subject to Section 2.7(e) of the MIP.  Any securities received by a Participant with respect to a share of Restricted Stock as a result of any dividend, recapitalization, merger, consolidation, combination, exchange of shares or otherwise will not vest until such share of Restricted Stock vests and shall be forfeited if such share of Restricted Stock is forfeited, subject to Section 2.7(e) of the MIP.  Unless the Board of Directors otherwise determines, such securities shall bear the legend or be subject to the electronic coding or stop order set forth in Section 7(a) hereof.

10.         Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

11.         Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.

12.         Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the MIP, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.         Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

15.        Obligation to Notify.  If the Participant makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Participant’s income. The Participant should consult with his or her tax advisor to determine the tax consequences of acquiring the Restricted Stock and the advantages and disadvantages of filing the Section 83(b) election.  The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b), even if the Participant requests the Company or its representatives to make this filing on his or her behalf.

16.        Reduction in Benefits.  Unless the Participant and the Company agree otherwise in writing, in the event that the Participant would incur an Excise Tax on any payments or benefits under this Agreement as a result of a Change of Control (or any other change described in Section 280G(b)(2) of the Code), the Company shall reduce the payments or benefits to be paid to or granted to Participant hereunder to the greater of (i) the maximum amount payable to the Participant without the imposition of any Excise Tax with respect to the Restricted Stock and (ii) the amount that yields the Participant the greatest after-tax amount of benefits under this Agreement after taking into account any Excise Tax imposed on Participant, whether due to payments and benefits under this Agreement or otherwise.  “Excise Tax” means the tax imposed by Section 4999 of the Code and any successor tax.  The determination of whether the Participants payments and benefits should be reduced and the amount of any such reduction shall be made by independent counsel selected by the Company (“Independent Counsel”).  For purposes of such determination, (x) the total amount of payments and benefits received by the Participant as a result of such Change in Control (or such other change) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of Independent Counsel, a payment or benefit hereunder (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Treasury Regulations

under Section 280G of the Code (the “Regulations”), or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax; (y) the amount of the payments and benefits hereunder that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of such payments and benefits or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (x) hereof); and (z) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  All fees and expenses of Independent Counsel shall be borne by the Company.

17.         Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the MIP.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors in respect of the MIP, this Agreement and the Restricted Stock shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the MIP as of the day and year first written above.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	Chief Financial Officer

/s/ Apostolos Zafolias
Apostolos Zafolias